EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of nineteen cents ($.19) per share of common stock payable on July 5, 2006 to shareholders of record at the close of business on June 16, 2006. This is a six percent (6%) increase over the prior quarter’s dividend, and a twenty-three percent (23%) increase over the dividend declared in the same quarter of the prior year.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.